Exhibit 99.1

Amerita Announces Planned Transition of President and Chief Executive Officer

LOUISVILLE, Ky.--(BUSINESS WIRE)--Mar. 27, 2015-- Amerita, Inc., a wholly owned subsidiary of PharMerica Corporation (NYSE:PMC), today announced that Jim Glynn, President and Chief Executive Officer of Amerita, will resign from his positions, effective July 3, 2015, in order to devote more time to his family.

Amerita has initiated a comprehensive search process to identify a successor. To ensure a smooth transition, Mr. Glynn will continue to lead Amerita in his current positions until his departure.

About Amerita

Amerita, Inc. is a wholly owned subsidiary of PharMerica. The company provides complex pharmaceutical products and clinical services to patients outside the hospital. The market is expanding through a growing bio-pharmaceutical pipeline of infusible and injectable medications, an aging population that requires additional healthcare services and the country’s need to find more affordable care alternatives.

About PharMerica

PharMerica Corporation is a leading institutional pharmacy services company that services healthcare facilities in the United States, provides pharmacy management services to hospitals, specialty infusion services to patients outside a hospital setting, and offers the only national oncology pharmacy and care management platform in the United States. PharMerica operates 98 institutional pharmacies, 15 specialty infusion centers and 5 specialty oncology pharmacies in 45 states. PharMerica’s customers are institutional healthcare providers, such as skilled nursing facilities, nursing centers, assisted living facilities, hospitals, individuals receiving in-home care and other long-term alternative care providers.

Source: PharMerica Corporation

PharMerica Corporation
David W. Froesel, Jr.
Executive Vice President,
Chief Financial Officer and Treasurer
502-627-7950